FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 6, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Core and Log Results for Kormoze-3K Well

Salt Lake City, August 6, 2012 – FX Energy, Inc. (NASDAQ: FXEN), reported that the coring and logging of the Kormoze-3K well has been completed.  Results of these operations show 36 meters (31.5 meters TVD) of gas-saturated Rotliegend sandstone with porosity of up to 22.4%.  In the most highly gas-saturated zone the average porosity is 20%.  PGNiG, the operator and 51% owner of the well, will run a full production test to determine flow rates and reserves.  The test is expected to be completed before the end of August.  FX Energy owns a 49% interest in the Kormoze-3K well.

“Given the height of the gas column and porosity, this well should be slightly better than the Lisewo-1 discovery,” said Andy Pierce, VP of Operations for FX Energy.  “Kormoze-3K is the first of five 3-D defined targets that surround the Lisewo-1 discovery that we plan to drill with PGNiG.  The success at Kormoze-3K will help us to determine the size of the Lisewo production facility which is scheduled to be completed in 2013.”

FX Energy also updated the status of the following projects in Poland.

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Kutno-2: Currently drilling at 6,199 meters in the Zechstein; expected to reach planned total depth of 6,450 meters in 3Q12.  The well is owned and operated by FX Energy; PGNiG will earn a 50% interest in the Kutno concession through its participation in the well.

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Frankowo-1 (Block 246 concession): Site preparation complete; waiting on final approval from the Mining Authority; expected to spud in August.  Rotliegend target at approximately 2,000 meters.  The well is 100% owned and operated by FX Energy.

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Plawce-2 (Fences concession): Contractor selection for fracking and testing the well is expected in August; field work is anticipated to start before the end of 3Q12.  PGNiG operates and owns 51%; FX Energy owns 49%.

•	Mieczewo-1 (Fences concession): Tender documents waiting on PGNiG approval; expected to spud 3Q12. PGNiG operates and owns 51%; FX Energy owns 49%.

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Tuchola-3 (Edge concession): Currently preparing rig and drilling services tender documents; expected to spud 4Q12. Ca1 gas target at 2,550 meters.  Devonian oil target at 3,180 meters. The well is 100% owned and operated by FX Energy.

•	Lisewo-2 (Fences concession): Expected to spud late 2012. PGNiG operates and owns 51%; FX Energy owns 49%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.